Filed Pursuant to Rule 433
Dated August 17, 2007
Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	August 17, 2007
Settlement Date (Original Issue Date):	August 31, 2007
Maturity Date:	August 31, 2009
Principal Amount:	US$5,000,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.06%
All-in Price:	99.940%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$4,997,000,000
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Reuters
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.10%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	November 30, 2007, February 29, 2008, May 30, 2008, August 29, 2008, November 28, 2008, February 27, 2009, May 29, 2009 and August 31, 2009.

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Filed Pursuant to Rule 433
Dated August 17, 2007
Registration Statement: No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	August 29, 2007, November 28, 2007, February 27, 2008, May 28, 2008, August 27, 2008, November 25, 2008, February 25, 2009 and May 27, 2009.
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962G3C6
ISIN:	Not Applicable
Common Code:	Not Applicable

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce Fenner & Smith Incorporated (the "Underwriter"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.060% of the principal amount of the Notes. GE Capital Markets, Inc. is acting as agent (the "Agent") in connection with the distribution of the Notes. The Agent will receive a selling commission from the Underwriter equal to 0.030% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter and the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 433
Dated August 17, 2007
Registration Statement: No. 333-132807

Additional Information:

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408 or Investor Communications of the issuer at 1-203-357-3950.